Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Allied Esports Entertainment, Inc. (formerly known as Black Ridge Acquisition Corp.) on Form S-3 of our report dated March 18, 2019, which includes an explanatory paragraph as to Black Ridge Acquisition Corp’s ability to continue as a going concern, with respect to our audits of the financial statements of Black Ridge Acquisition Corp. as of December 31, 2018 and 2017 and for the year ended December 31, 2018 and for the period from May 9, 2017 (inception) through December 31, 2017 appearing in the Annual Report on Form 10-K of Black Ridge Acquisition Corp for the year ended December 31, 2018. We also consent to our report which includes an explanatory paragraph as to World Poker Tour and Allied Esports’ ability to continue as a going concern, dated April 29, 2019, with respect to our audits of the combined financial statements of World Poker Tour and Allied Esports as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018 appearing in the Form 8-K of Allied Esports Entertainment, Inc. filed on August 15, 2019. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Marcum LLP

Marcum llp

Melville, NY

September 19, 2019